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                                                                   Exhibit 10.22

                     CHANGE OF CONTROL SEVERANCE AGREEMENT

          This Change of Control Severance Agreement ("Agreement") dated December 6, 2000, is entered into by and among BSB Bancorp, Inc., a Delaware corporation ("Corporation"), BSB Bank & Trust Company, a New York chartered bank and trust company ("Employer") and William M. Le Beau ("Executive").

                                  WITNESSETH:

          Whereas, Corporation and Employer desire to provide certain security to Executive in connection with Executive's employment with Employer;

          Whereas, Executive, Corporation and Employer desire to enter into this Agreement pertaining to the terms of the security Corporation and Employer are providing to Executive with respect to his employment;

          Whereas, the Boards of Directors of Corporation and Employer (the "Boards") have approved and authorized the execution and delivery of this Agreement by and on behalf of Corporation and Employer;

          Now, therefore, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to this Agreement as follows:

          1.   Term.  The initial term of this Agreement extends for a period of
               ----
three years from December 6, 2000, provided that the term of the Agreement shall be extended automatically for one additional year on each annual anniversary date of this Agreement, unless either the Boards or Executive provide(s) contrary written notice to the other not less than 180 days in advance of any such anniversary date. In the event either the Boards or Executive provide such written notice, then the term hereof shall not be extended, but the then current term shall continue for the period remaining thereunder. Notwithstanding the foregoing, this Agreement shall automatically expire and terminate on Executive's normal retirement date at age 65 or on Executive's early retirement under the Special Service Retirement provision of Employer's pension plan if Executive elects to take such early retirement. The initial term of employment and all such renewed terms of employment under this Agreement are collectively referred to herein as the "term of this Agreement."

          2.   Benefits Upon Termination of Employment.
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               (a) If, before a Change in Control, at the request or direction of the acquiring party, or at any time during the 12-month period following a Change in Control (1) the employment of Executive with Employer is terminated by Employer for any reason other than Good Cause, or (2) Executive terminates his employment with Employer for Good Reason, Employer shall, during the Severance Period, continue to pay Executive an amount equal to Executive's Base Salary.

               Such amount will be paid during the Severance Period in monthly or other installments, similar to those being received by Executive at the date of the Change in Control, and will commence as soon as practicable following the date of termination of employment. Executive shall receive any and all vested benefits accrued under any Incentive Plans and Retirement Plans to the date of termination of employment, the amount, form and time of payment of such benefits to be determined by the terms of such Incentive Plans and Retirement Plans and such benefits shall not be reduced by amounts payable under this Agreement.
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               (b) If upon the date of termination of Executive's employment,
Executive holds any options with respect to stock of Corporation, all such options will immediately become exercisable upon such date and will be exercisable for not less than 90 days thereafter. To the extent such acceleration of vesting or exercisability of such options is not permissible under the terms of any plan pursuant to which the options were granted, Employer will pay to Executive, in a lump sum, within 90 days after termination of employment, an amount equal to the excess, if any, of the aggregate fair market value of all stock of Corporation subject to such options, determined on the date of termination of employment, over the aggregate option price of such stock, and Executive will surrender all such options unexercised. For the purposes of this Agreement, in the event that such stock is listed on an established national or regional stock exchange, is admitted to quotation on the National Association of Securities Dealers Automated Quotation System, or is publicly traded in an established securities market, in determining the fair market value of the stock, Employer shall use the average of the closing prices of such stock on such exchange or System or in such market (the highest such closing price if there is more than one such exchange or market) on the five trading dates immediately before the date of termination (or, if there is no such closing price, then the Board shall use the mean between the highest bid and lowest asked prices or between the high and low prices on such date), or, if no sale of the Stock has been made on one or more of such dates, on the next preceding day on which any such sale shall have been made.

               (c) During the Severance Period, Executive and his spouse will continue to be covered by all Welfare Plans, maintained by Employer in which he or his spouse were participating immediately prior to the date of his termination as if he continued to be an employee of Employer; provided that, if participation in any one or more of such Welfare Plans is not possible under the terms thereof, Employer will provide substantially identical benefits. If, however, Executive obtains employment with another employer during the Severance Period, such coverage shall be provided only to the extent that the coverage exceeds the coverage of any substantially similar plans provided by his new employer.

               (d) Notwithstanding any other provision of this Agreement to the contrary, Executive shall not be entitled to any payment or benefit under this Agreement (including, without limitation, pursuant to the provisions of Section 2(b) hereof), that, in the reasonable opinion of the independent certified public accountants of Corporation and Employer, would prevent any transaction entered into or to be entered into by Corporation or Employer from qualifying as a "pooling of interests" for accounting purposes.

          3.  No Setoff.   No payment or benefits payable to or with respect to
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Executive pursuant to this Agreement shall be reduced by any amount Executive or his spouse may earn or receive from employment with another employer or from any other source, except as expressly provided in subsection 2(c) of this Agreement.

          4.  Death.  If Executive dies during the Severance Period:
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              (a) All amounts payable hereunder to Executive shall, during the remainder of the Severance Period, be paid to his surviving spouse.

              (b) The spouse of Executive shall, during the remainder of the Severance Period, be covered under all Welfare Plans made available by Employer to Executive or his spouse immediately prior to the date of his death; provided that, if participation in any one or more of such plans and arrangements is not possible under the terms thereof, Employer will provide substantially identical benefits.

              Any benefits payable under this Section 4 are in addition to any other benefit due to Executive or his spouse or beneficiaries from Employer, including, but not limited to, payments under any of the Incentive or Retirement Plans.

          5.  Termination for Good Cause or Without Good Reason. If the
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employment of Executive with Employer is terminated (a) for any reason prior to a Change in Control other than at the request or direction of an acquiror in connection with a Change in Control, or (b) after a Change in Control by Employer for Good Cause, or by the voluntary action of Executive without Good Reason, Executive's Base Salary (at the rate in effect on the date of termination) shall be paid through the date of termination, and Employer shall have no further obligation to Executive or his spouse under this Agreement, except for benefits accrued under Incentive Plans pursuant to subsection 2(a) above.

          6.  Section 280G Gross-Up Payment.
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              (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below in this Section 6(a), in the event it shall be determined that any payment or distribution by Employer, or any other member of the affiliated group (as determined for purposes of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code") of which Employer or Corporation is a member, to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 6) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this
Section 6(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $10,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

              (b) Subject to the provisions of Section 6(c), all determinations required to be made under this Section 6, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by PriceWaterhouseCoopers LLP or such other certified public accounting firm reasonably acceptable to Employer as may be designated in writing by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to Employer and the Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Employer. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm reasonably acceptable to Employer to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting
Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to this Section 6, shall be paid by Employer to Executive within five business days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that the initial Gross-Up Payments made by Employer will be inadequate and that additional Gross-Up Payments by Employer should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Employer exhaust its remedies pursuant to Section 6(c) and Executive thereafter are required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Executive.
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              (c) Executive shall notify Employer in writing of any claim by the
Internal Revenue Service that, if successful, would require the payment by Employer of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after Executive receives written notice of such claim and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of 30 days following the date on which Executive gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Executive in writing prior to the expiration of such period that they desire to contest such claim, Executive shall:

                  (i) give Employer any information reasonably requested by Employer relating to such claim,

                  (ii) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by Employer and reasonably acceptable to Executive,

                  (iii) cooperate with Employer in good faith in order effectively to contest such claim, and

                  (iv) permit Employer to participate in any proceedings relating to such claim; provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

              Without limitation on the foregoing provisions of this Section 6(c), Employer shall control all proceedings taken in connection with such contest and, at their sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at their sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Executive to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

              (d) If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 6(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Employer's continued compliance with the requirements of this Section 6) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Employer pursuant to Section 6(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Employer does not notify Executive in writing of their intent to contest such denial of refund prior to the expiration of 30 days after such determination (or if any such contest shall be finally determined in a manner adverse to such refund being allowed), then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of the Gross-Up Payment required to be paid.

          7.  Definitions.  For purposes of this Agreement:
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

              (a) "Base Salary" shall mean the higher of Executive's annual base salary at the rate in effect on the date of a Change in Control or the rate in effect on the date of termination of employment.

              (b) "Change in Control" shall be deemed to have occurred if there has been a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"), or such item thereof which may hereafter pertain to the same subject; provided that, and notwithstanding the foregoing, a Change in Control shall be deemed to have occurred if (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of Corporation or Employer representing 25% or more of the combined voting power of Corporation's then outstanding securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Boards of Directors of Corporation and Employer cease for any reason to constitute at least a majority thereof unless the election of each Director, who was not a Director at the beginning of the period, was approved by a vote of at least two-thirds of the Directors then still in office who were Directors at the beginning of the period, (iii) Corporation shall cease to be a publicly owned corporation, or (iv) any merger or consolidation of Corporation with or into another entity shall occur as a result of which the stockholders of Corporation do not retain or acquire 75% or more of the capital stock of the resulting entity.

              (c) "Good Cause" shall be deemed to exist if, and only if: (1) Executive engages in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (2) Executive is convicted of a criminal violation involving fraud or dishonesty; or
(3) Executive materially breaches the Agreement (other than by engaging in acts or omissions enumerated in paragraphs (1) and (2) above), or materially fails to satisfy the conditions and requirements of his employment with Employer, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by Executive of written notice from Employer specifying the nature of the breach of this paragraph (3), inattention by Executive to his duties shall be deemed a breach or failure capable of cure.

          Without limiting the generality of the foregoing, the following shall not constitute Good Cause: any personal or policy disagreement between Executive and Employer or any member of the Board of Directors of Employer; or any action taken by Executive in connection with his duties if Executive acted in good faith and in a manner he reasonably believed to be in, and not opposed to, the best interest of Employer and had no reasonable cause to believe his conduct was unlawful.

          Notwithstanding anything herein to the contrary, in the event Employer shall terminate the employment of Executive for Good Cause hereunder, Employer shall give at least 30 days prior written notice to Executive specifying in detail the reason or reasons for Executive's termination.

              (d)  "Good Reason" shall exist if:

                     (1) there is a significant change in the nature or the scope of Executive's authority;

                     (2) there is a reduction in Executive's base salary from the rate in effect during the fiscal year before the Change in Control;

                     (3) Employer changes the principal location in which Executive is required to perform services to one which is more than 50 miles from his current location;

                     (4) there is a reasonable determination by Executive that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority, powers, function or duties attached to his position;

              (e) "Incentive Plans" shall mean any incentive, bonus deferred compensation or similar plan or arrangement currently or hereafter made available by Corporation or Employer in which Executive is eligible to participate.

              (f) "Retirement Plans" shall mean any qualified or supplemental defined benefit retirement plan or defined contribution retirement plan, currently or hereinafter made available by Corporation or Employer in which Executive is eligible to participate.

              (g) "Severance Period" shall mean the period beginning on the date Executive's employment with Employer terminates under circumstances described in
Section 2 above and ending on the first to occur of: (1) the date 36 months thereafter, or (2) the date Executive attains or would have attained age 65.

              (h) "Welfare Plan" shall mean any health and dental plan, disability plan, survivor income plan and life insurance plan or arrangement currently or hereafter made available by Employer in which Executive is eligible to participate.

          8.  Benefits Unfunded.  All rights of Executive and his spouse or
              -----------------
other beneficiary under this Agreement shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of Corporation or Employer for payment of any amounts due hereunder. Neither Executive nor his spouse or other beneficiary shall have any interest in or rights against any specific assets of Corporation or Employer, and Executive and his spouse or other beneficiary shall have only the rights of a general unsecured creditor of Employer.

          9.  Litigation Expense.  Employer shall pay Executive's out of-pocket
              ------------------
expenses, including attorney's fees, in connection with any judicial proceeding to enforce this Agreement or to construe or determine the validity of this Agreement or otherwise in connection herewith if Executive is successful in such litigation.

          10.  Applicable Law.  This Agreement shall be construed and
               --------------
interpreted pursuant to the laws of the State of New York.

          11.  Entire Agreement.  This Agreement contains the entire Agreement
               ----------------
between Employer and Executive and supersedes any and all previous agreements, written or oral, among the parties relating to his or her employment by Employer. No amendment or modification of the terms of this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by Employer and Executive. This Agreement is the exclusive agreement between Corporation, Employer and Executive regarding payments to Executive in the event of a change in control of Corporation or Employer. During the term of this Agreement, Executive shall not participate in or benefit from any other change of control severance plan or policy which may be adopted by Corporation or Employer, provided that thereafter Executive shall participate in such plan or policy if one has been established by Corporation or Employer.

          12.  No Employment Contract.  Nothing contained in this Agreement
               ----------------------
shall be construed to be an employment contract between Executive and Employer. Executive is employed at will and Employer may terminate his employment at any time, with or without cause.

          13.  Counterparts.  This Agreement may be executed in counterparts,
               ------------
each of which shall be deemed an original.

          14.  Severability.  In the event any provision of this Agreement is
               ------------
held illegal or invalid, the remaining provisions of this Agreement shall not be affected thereby.

          15.  Successors.  This Agreement shall be binding upon and inure to
               ----------
the benefit of the parties hereto and their respective heirs, representatives and successors.

          16.  Notice.  Notices required under this Agreement shall be in
               ------
writing and sent by registered mail, return receipt requested, to the following addresses or to such other address as the party being notified may have previously furnished to the others by written notice.

               If to Employer or Corporation:

               Attention:   Howard W. Sharp

         3.    BSB Bancorp, Inc.

         4.    BSB Bank & Trust Company
               58-68 Exchange Street
               Binghamton, New York  13902

               If to Executive:

               William M. Le Beau
               5005 Derringer Drive
               Jamesville, New York  13078

          In Witness Whereof, Executive has hereunto set his hand, and Corporation and Employer have caused this agreement to be executed in their names and on their behalf, all as of the day and year first above written.



                                      BSB BANCORP, INC.

ATTEST: /s/ Larry G. Denniston        By: /s/ Howard W. Sharp
        --------------------------        --------------------------
            Larry G. Denniston                Howard W. Sharp
            (Secretary)                       President and Chief
                                              Executive Officer

                                      BSB BANK & TRUST COMPANY

ATTEST: /s/ Larry G. Denniston        By: /s/ Howard W. Sharp
        --------------------------        --------------------------
            Larry G. Denniston                Howard W. Sharp
            Secretary                         President and Chief
                                              Executive Officer


                                      /s/ William M. Le Beau
                                      ------------------------------
                                          William M. Le Beau
                                          Senior Vice President -
                                          Risk Management